Exhibit 99.1

Investor/Media Contact: Rochelle Bold Senior VP of Corporate Development and Investor Relations
Wireless Facilities, Inc.
FOR IMMEDIATE RELEASE	858.228.2649 Direct rochelle.bold@wfinet.com

WIRELESS FACILITIES ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS

AND REVISED FULL YEAR 2005 GUIDANCE

Conference Call Today at 2 pm Pacific Time

San Diego, CA, April 20, 2005 — Wireless Facilities, Inc. (WFI) (NASDAQ: WFII) today revised the Company’s financial outlook for the first quarter of 2005.  Based on preliminary results for the first quarter, the Company now expects to record revenues of $101 to $102 million and earnings per share of $.05 (diluted).

“Unfortunately, our financial results this quarter fell short of our expectations.  While we had expected and guided to a relatively weak first quarter based on traditional seasonality in our enterprise and government divisions and the timing of the ramp up on several new contract awards in our carrier division, the quarter turned out to be more challenging than we anticipated.  Revenues in our enterprise, government, and U.S. carrier division met our expectations; however, we experienced a significant revenue shortfall in our Latin American operations.  Operating margins were affected not only by the revenue shortfall in Latin America but also by a revenue mix issue in our domestic carrier division where we experienced the acceleration of certain lower margin engineering and deployment projects combined with weather and customer related delays on certain higher margin deployment contracts, and a margin shortfall in our enterprise division mainly resulting from revenue mix issues similar to those experienced in our carrier division,” said Eric M. DeMarco, President and CEO of WFI.

“On the positive side, we had a record quarter in new contract awards in our domestic carrier division and we were successful in reaching our cash collection goals, generating approximately $12 to $15 million in cash flow from operations in the first quarter.  Based on our recent contract awards and our pipeline for future work, we still expect revenue and operating margins to increase in the second quarter and throughout the balance of the year.  However, in light of our lower than expected revenue in Latin America and our lack of strong visibility into the timing of the ramp up on several new contract awards both in Latin America and domestically, and our lower than expected operating margins in the first quarter, we feel it is prudent to revise our guidance for the full year.  Our outlook at this time is for revenue in the range of $470 to $490 million for 2005 and EPS in the range of $.29 to $.33.  While we hope this range proves to be conservative, we experienced some pricing pressure late in the first quarter specifically related to domestic engineering projects in our carrier division.  At this point we must assume that this pressure is not likely to subside, at least for the near future, and therefore we will have trouble reaching the gross margin levels achieved in fourth quarter of 2004 which served as the basis for our previous guidance for 2005.  For the second quarter, we expect revenues in the range of $114 — $119 million and EPS of $.07.”

WFI will hold a conference call to discuss preliminary first quarter results and the revised 2005 outlook today at 2:00 p.m. Pacific Time.  To attend this conference call live, participants can dial (415) 537-1929.  The call will also be webcast on the Internet and can be accessed at WFI’s Web site at www.wfinet.com  A replay of the call will be available from 4:00 p.m. Pacific Daylight Time on April 20, 2005 through 4:00 p.m. Pacific Daylight Time on May 4, 2005 by dialing (800) 633-8284, reservation number 21245077.

About Wireless Facilities, Inc.

Headquartered in San Diego, CA, Wireless Facilities, Inc. is an independent provider of systems engineering, network services and technical outsourcing for the world’s largest wireless carriers, enterprise customers and for government agencies. The Company provides the design, deployment, integration, and the overall management of wired and wireless networks which deliver voice and data communication, and which support advanced security systems. WFI has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com.

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding future financial performance, its anticipations with respect to cost estimates under existing contracts and anticipated market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ materially include, but are not limited to: the impacts of pricing pressures; risks associated with the successful integration of the Government Network Services Division and the companies within the Enterprises Network Services Division; the Company’s inability to win federal government contracts or achieve the synergies or benefits expected from acquisitions; changes in the budgets of U.S. government customers upon which the Government Network Services Division is dependent; changes in the scope or timing of the Company’s wireless networks projects which could effect revenue and profitability; slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company’s services; the Company’s ability to diversify into additional Latin American and European markets; the timing, rescheduling or cancellation of significant customer contracts and agreements; risks related to weaknesses in the Company’s internal controls identified by the Company’s independent auditors; changes in the Company’s effective income tax rate; and risks associated with pending securities litigation. A complete description of the Company’s risk factors are more fully discussed in the Company’s Annual Report on Form 10-K filed on March 31, 2005 and in other filings made with the Securities and Exchange Commission.